Exhibit 4.12

Dated 7 November 2014
THE ROYAL BANK OF SCOTLAND GROUP PLC and THE COMMISSIONERS OF HER MAJESTY’S TREASURY and UK FINANCIAL INVESTMENTS LIMITED RELATIONSHIP DEED

Linklaters

Linklaters LLP One Silk Street London EC2Y 8HQ

Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
Ref: AD

Contents

Clause		Page

1	Definitions and Interpretation	2

2	Independence Provisions	3

3	Undertakings and acknowledgments	3

4	Termination	4

5	Notices	4

6	General	5

7	Governing Law and Jurisdiction	5

This Deed is dated 7 November 2014 and is made between:

(1)
THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland with registered number 45551 and whose registered office is at 36 St Andrew Square, Edinburgh, Scotland EH2 2YB (the “Company”);

(2)	THE COMMISSIONERS OF HER MAJESTY’S TREASURY, of 1 Horse Guards Road, London SW1A 2HQ (“HMT”); and

(3)
UK FINANCIAL INVESTMENTS LIMITED, a company incorporated in England and Wales with registered number 06720891 and whose registered office is at c/o MSP Secretaries Limited, 27/28 Eastcastle Street, London W1W 8DH (“UKFI”).

Whereas

(A)
The Company’s entire issued ordinary share capital is admitted to listing on the premium segment of the Official List and to trading on the main market for listed securities of the London Stock Exchange.

(B)
At the date of this Deed, The Solicitor for the Affairs of Her Majesty’s Treasury (as nominee for HMT) is the registered holder and HMT is the beneficial holder of 3,964,483,519 Ordinary Shares in the Company.  As a result, HMT is a controlling shareholder of the Company for purposes of Listing Rule 6.1.2AR.  In addition, HMT is the beneficial holder of 51 billion B shares and 1 Dividend Access Share in the capital of the Company, the terms of which do not permit such shares to be voted at general meetings of the Company.

(C)
Pursuant to Listing Rule 9.2.2AR(2)(a), the Company is required to have in place a written and legally binding agreement which is intended to ensure that HMT, as a controlling shareholder of the Company (as defined in Listing Rule 6.1.2AR), complies with the independence provisions set out in Listing Rule 6.1.4DR.

(D)	HMT (the “Controlling Shareholder”) has agreed to become bound by the terms of this Deed in order to fulfil the requirement in Listing Rule 9.2.2AR(2)(a).

(E)
Pursuant to the UKFI Framework Document and UKFI Investment Mandate, each dated 1 October 2010 (the “Framework Document” and “Investment Mandate” respectively), HMT has delegated to UKFI certain responsibilities for managing HMT’s shareholding in the Company.

(F)
HMT wishes to confirm that the responsibilities delegated to UKFI under the Framework Document and Investment Mandate (in each case, as they may be amended from time to time) are not inconsistent with HMT’s covenants pursuant to this Deed and that HMT will procure compliance by UKFI (as HMT’s agent) with such covenants.

(G)
HMT has confirmed to the Company that UKFI is not a controlling shareholder (as defined in Listing Rule 6.1.2 AR). However, UKFI has agreed to become a party to this Deed in order to acknowledge the covenants and confirmations set out herein.

It is agreed as follows:

1	Definitions and Interpretation

1.1	The following terms shall, unless the context otherwise requires, have the following meanings:

“Associate” has the meaning given to that term in the Listing Rules;

“Business Day” means any day (other than a Saturday, Sunday or public holiday) on which banks are open for business in London;

“Business Hours” means the hours of 9.30 a.m. to 5.30 p.m. (London time);

“FCA” means the Financial Conduct Authority of the United Kingdom in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 or its successor in such role;

“Listing Rules” means the listing rules issued by the FCA;

“London Stock Exchange” means London Stock Exchange plc;

“Official List” means the official list of the FCA;

“Ordinary Shares” means the ordinary shares in the capital of the Company;

“Party” means a party to this Deed;

“Shareholder Resolution” means a resolution of the members of the Company; and

“Subsidiary Undertaking” has the meaning given to it in section 1162 of the Companies Act 2006.

1.2
References to statutory provisions and to provisions of the Listing Rules shall, except where the context requires otherwise, be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other statutory provisions or provisions of the Listing Rules (whether before or after the date hereof) from time to time and shall include any subordinate legislation or regulation made from time to time under that provision.

1.3	Headings are inserted for convenience only and shall not affect the construction of this Deed.

2	Independence Provisions

2.1	The Controlling Shareholder covenants with the Company that:

2.1.1
transactions and arrangements between the Company (and/or any of its Subsidiary Undertakings) and the Controlling Shareholder (and/or any of its Associates) will be conducted at arm’s length and on normal commercial terms;

2.1.2	neither the Controlling Shareholder nor any of its Associates will take any action that would have the effect of preventing the Company from complying with its obligations under the Listing Rules; and

2.1.3
neither the Controlling Shareholder nor any of its Associates will propose or procure the proposal of a Shareholder Resolution which is intended or appears to be intended to circumvent the proper application of the Listing Rules.

3	Undertakings and acknowledgments

3.1
The Parties acknowledge and agree that the terms of this Deed shall be without prejudice to the performance of any transaction or arrangement between the Company and HMT entered into in accordance with the related party rules set out in Chapter 11 of the Listing Rules.

3.2
HMT hereby undertakes to the Company to (i) ensure that the responsibilities delegated to UKFI under the Framework Document and Investment Mandate (in each case, as they may be amended from time to time) are not inconsistent with HMT’s covenants pursuant to Clause 2 of this Deed and (ii) procure compliance by UKFI with such covenants.

3.3	UKFI hereby acknowledges HMT’s covenants pursuant to Clause 2 of this Deed and HMT’s undertaking pursuant to Clause 3.2 of this Deed.

4	Termination

If:

4.1	HMT ceases to be a controlling shareholder of the Company for the purposes of Listing Rule 6.1.2R; or

4.2	the Ordinary Shares cease to be listed on the premium segment of the Official List,

this Deed (save in respect of any prior breach) shall terminate, and the Parties shall thereafter have no obligations hereunder.

5	Notices

5.1
All notices, requests, demands, or other communications made pursuant to this Deed shall be made by email, courier or hand delivered against receipt to the applicable Party as set out below or as otherwise notified by such Party to the other for the purpose of this Clause 5.

If to the Company, to:

House G
RBS Gogarburn
Edinburgh EH12 1HQ
For the attention of:	Group General Counsel
Email address:	Chris.Campbell@rbs.com
Cc: General Counsel Corporate / M&A, Rushad.Abadan@rbs.com

If to HMT, to:

1 Horse Guards Road
London SW1A 2HQ
For the attention of:	Director, Financial Stability
Email address:	Lowri.Khan@hmtreasury.gsi.gov.uk
Cc: FSUBusinessSupport@hmtreasury.gsi.gov.uk

If to UKFI, to:

c/o MSP Secretaries Limited
27/28 Eastcastle Street
London W1W 8DH
For the attention of:	Chief Operating Officer
Email address:	Nike.Kojakovic@ukfi.co.uk
Cc: enquiries@ukfi.co.uk

5.2
Communications shall be deemed to have been made upon receipt if by email, courier or by hand delivery, except that any communication that is received on a day which is not a Business Day or after Business Hours shall be deemed to have been made at the opening of business on the first following day that is a Business Day.

6	General

6.1
This Deed may be executed in any number of counterparts and by the Parties on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

6.2	A person who is not a Party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any of its terms.

6.3
No failure or delay of any Party to exercise any right, power or remedy in connection with this Deed will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Deed are cumulative and not exclusive of any other rights, powers or remedies (whether provided by law or otherwise). Any express waiver of any breach of this Deed will not be deemed to be a waiver of any subsequent breach.

7	Governing Law and Jurisdiction

7.1	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

7.2
All the Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that accordingly any proceedings arising out of or in connection with this Deed shall be brought in such courts.

In witness whereof this Deed has been executed and delivered as a deed on the date first stated above.

Executed as a deed by THE ROYAL BANK OF SCOTLAND GROUP PLC acting by a director and its secretary/two directors:	) ) ) ) ) ) ) ) ) )	By: /s/ Ross McEwan Director By: /s/ Aileen Taylor Director/Secretary

Executed as a deed by UK FINANCIAL INVESTMENTS LIMITED acting by a director and its secretary/two directors:	) ) ) ) ) ) ) ) ) )	By: /s/ James Leigh - Pemberton Director By: /s/ Kirstin Baker Director/Secretary

Executed as a deed by and each being a LORD COMMISSIONER OF HER MAJESTY’S TREASURY, in the presence of:	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

/s/ Davis Evennett

Lord Commissioner of Her Majesty’s Treasury

Witness’s signature:

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/s/ Gavin Barwell

Lord Commissioner of Her Majesty’s Treasury

Witness’s signature:

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